Exhibit 99.1

DATE: May 4, 2016

MEDIA CONTACT: Kelly Swan (539) 573-4944	INVESTOR CONTACT: David Sullivan (539) 573-9360

WPX Energy Reports 1Q 2016 Results:

Increasing EURs for Delaware and Williston Wells

•	Oil volumes reached a new high of 41,500 barrels per day in 1Q

•	Delaware oil volumes jump 32 percent in Permian vs. sequential quarter

•	Lindsay 2-4H Wolfcamp A well posts 24-hour IP of 2,060 Boed at 3,700 PSI

•	Haley 36-1H Wolfcamp A well has 120-day production of 121 Mboe (73% oil)

•	6-well Williston Basin pad has 24-hour IP of 14,985 Boed (83% oil)

TULSA, Okla. – WPX Energy (NYSE: WPX) announced today that it is increasing its estimated ultimate recoveries (EURs) for its Delaware Basin wells in the Permian to 900 Mboe, up 34 percent from its acquisition type curve of 670 Mboe.

The company plans to increase its rig count in the Delaware from two to three during the second half of the year without increasing its capital budget. WPX’s guidance for total drilling and completion (D&C) capital for 2016 remains unchanged at $350 million to $450 million. Based on improving well costs and productivity, WPX believes it can generate returns in excess of 40 percent in the Delaware Basin at current commodity prices.

WPX has made rapid progress toward its vision for Wolfcamp A wells in the Delaware Basin. The company expects D&C costs – including facilities and artificial lift – to approach $5.3 million per well during the second quarter, down from $6 million at the end of 2015 and from $7 million at the time of WPX’s acquisition of RKI Exploration & Production last summer. The $5.3 million projection includes larger completions using 2,000 pounds of sand per foot.

In the Williston Basin, WPX is now recognizing a blended type curve of 850 Mboe for its wells in the Middle Bakken and Three Forks formations, up 13 percent from previous estimates of 750 Mboe. Current D&C costs – including facilities and artificial lift – are approximately $5.9 million per well, down from $8.5 million in the first quarter a year ago.

“We accomplished a great deal this quarter and delivered solid results, despite challenging commodity prices,” said Rick Muncrief, President and CEO. “Our transformation is on track, evidenced by lower operating costs, record oil volumes, higher EURs, the close of two more asset sales and stronger liquidity. We also have retired debt early and will continue to manage our balance sheet in a responsible manner.

“I’m very proud of how our organization is executing in all three of our asset areas. At current strip pricing, they each deliver attractive returns. Continuous improvement is the norm, not the exception. We can leverage this momentum as we start to accelerate our development in the Delaware Basin,” Muncrief added.

1Q FINANCIAL RESULTS

WPX reported an unaudited first-quarter 2016 net loss attributable to common shareholders of $17 million, or a loss of $0.06 per share on a diluted basis, including a $198 million gain on the sale of assets.

The adjusted net loss from continuing operations (a non-GAAP financial measure that excludes certain items typically excluded from published analyst estimates) in the first quarter was $59 million, or a loss of $0.21 per share. Adjusted EBITDAX (a non-GAAP financial measure) for the first quarter was $131 million. Reconciliations for non-GAAP financial measures are available in the tables that accompany this press release.

The weighted average gross sales price – prior to revenue deductions – for oil decreased 30 percent vs. a year ago to $26.78 per barrel in first-quarter 2016. Natural gas prices decreased 39 percent to $1.77 per Mcf. NGL prices decreased 36 percent to $11.60 per barrel.

Oil revenues of $97 million accounted for more than 75 percent of total product revenues in a quarter for the first time. Total product revenues were $127 million in first-quarter 2016. Prior to WPX’s reclassification of its Piceance results to discontinued operations, oil revenues comprised 44 percent of total product revenues in full-year 2015.

WPX’s total liquidity at the close of business on May 3 was approximately $1.6 billion, consisting of $1.025 billion in undrawn capacity on the company’s revolving credit facility that was amended in March and approximately $580 million in unrestricted cash and cash equivalents.

WPX completed the previously announced sales of its San Juan Basin gathering system in March and its Piceance subsidiary in April for approximately $1.2 billion combined. The company applied a portion of these funds for debt reduction to repay borrowings on its revolver and to repurchase 29 percent of its outstanding 5.250 percent senior notes due in 2017.

OPERATIONS UPDATE

Total company production volumes were 80.1 Mboe per day in the first quarter. Oil volumes accounted for 52 percent of production, reaching a new company best of 41,500 barrels per day. Total liquids accounted for 62 percent of production.

WPX’s commodity mix has shifted dramatically following the acquisition of Delaware Basin properties in the Permian last year and the recent sale of its Piceance Basin subsidiary.

Prior to the Piceance divestiture, natural gas volumes accounted for 70 percent of WPX’s production a year ago. The results of Piceance Basin operations, including associated production volumes, have been reclassified as discontinued operations and are not reflected in the table below.

Average Daily Production	1Q			4Q Sequential
	2016	2015	Change	2015	Change
Oil (Mbbl/d)
Delaware Basin	12.0	—	n/a	9.1	32%
Williston Basin	21.8	24.9	-12%	20.9	4%
San Juan Basin	7.5	8.1	-7%	8.6	-13%
Other	0.2	—	NM	—	NM

Subtotal (Mbbl/d)	41.5	33.0	26%	38.6	8%
NGLs (Mbbl/d)
Delaware Basin	1.9	—	n/a	2.8	-32%
Williston	2.0	1.8	11%	1.9	5%
San Juan Basin	3.8	2.3	65%	4.1	-7%
Other	0.1	0.1	—	0.1	—

Subtotal (Mbbl/d)	7.8	4.2	86%	8.9	-12%
Natural gas (MMcf/d)
Delaware Basin	20.6	—	n/a	27.3	-25%
Williston Basin	13.1	12.6	4%	11.9	10%
San Juan Basin	130.8	117.7	11%	141.1	-7%
Other	20.3	45.6	-55%	21.2	-4%

Subtotal (MMcf/d)	184.8	175.9	5%	201.5	-8%
Total Production (Mboe/d)	80.1	66.6	20%	81.1	-1%

For the remainder of 2016, WPX has 30,438 barrels per day of oil hedged at a weighted-average price of $60.35 per barrel. Excluding the derivatives assigned at closing in the sale of the Piceance subsidiary, WPX has natural gas derivatives totaling 146,541 MMBtu per day for the remainder of 2016 at a weighted price of $3.93 per MMBtu.

For 2017, WPX has 22,804 barrels per day of oil hedged at a weighted-average price of $50.71 per barrel. WPX also has 90,000 MMBtu per day of natural gas hedged at a weighted-average price of $2.82 per MMBtu.

WPX participated in the completion of 42 gross (21.4 net) wells from continuing operations in first-quarter 2016. Overall capital spending was $170 million, including $24 million of Piceance activity that will effectively be reimbursed in conjunction with the sale’s closing. WPX expects a slower run rate for subsequent periods in 2016.

1Q 2016 WELL COMPLETIONS	OPERATED		NON-OPERATED
	Gross	Net	Gross	Net
Permian Basin	10	10	1	0.01
Williston Basin	6	5.4	0	0
San Juan Basin	7	5.9	0	0
Other (excluding Piceance)	—	—	18	0.09

TOTAL	23	21.3	19	0.10

DELAWARE BASIN

WPX operates in the core of the Permian’s world-class Delaware Basin, where the company has more than 1.1 billion barrels of equivalent net resource potential. Current activity is concentrated in the Wolfcamp play.

Delaware production averaged 17.4 Mboe per day in the first quarter, up 6 percent vs. the sequential quarter. Notably, WPX’s oil production increased 32 percent vs. the sequential quarter. Natural gas and NGL production was impacted by an outage at a third-party gas processing plant.

Subsequent to the close of the first-quarter, WPX completed the Lindsay 2-4H well in the Wolfcamp A that achieved a rate of 2,060 Boed at a flowing casing pressure of 3,700 PSI during initial production.

The 2-4H follows another Lindsay Wolfcamp A well – the 16-2H – completed in February that posted 30-day production averaging 1,342 Boed at a flowing casing pressure of 3,960 PSI. Both of the Lindsay wells represent early-time production records for WPX’s 1-mile Wolfcamp wells using 1,500-pound completions.

Additionally, three Wolfcamp A wells on WPX’s CBR 32 pad completed in 2015 continue to track in line with the company’s updated type curve. The average 6-month cumulative production for each of the three wells is 146 Mboe. WPX is pilot testing the spacing of seven wells per section on this pad.

WPX’s first completion in the Delaware using 2,000 pounds of sand per foot – the Haley 36-1H – now has cumulative production of 121 Mboe through 120 days. The well is averaging 73 percent oil. Production at the end of April was 868 Boed.

The company followed its first 2,000-pound completion from December with three more trials on the Bunin pad at the end of April. These wells are beginning initial flowback.

WPX drilled eight Wolfcamp A wells (gross) in the Delaware Basin in the first quarter, reducing drilling times by 10 percent vs. a year ago to an average of 34.8 days per well. The company’s vision is to reach 20 days per well in the Wolfcamp.

One of the first-quarter spuds – the CBR 16-7H 1-mile lateral – reached total depth of 15,915 feet in just 24.5 days. Additionally, WPX drilled the lateral portion (4,944 feet) of the Boyd 21-1H well in 3.1 days.

WILLISTON BASIN

WPX’s Williston Basin production comes from the Bakken and Three Forks formations. Approximately 85 percent of the production stream is oil. WPX has one rig deployed in the basin.

As planned, WPX is now deferring Williston completions for the next few months after completing a six-well pad in March. This results in a current inventory of 15 drilled and uncompleted wells. The inventory is expected to increase to 29 by year-end if WPX continues to forego completions in the basin during the second half of the year.

Williston production averaged 26 Mboe per day in the first quarter, which was 5 percent higher than the sequential quarter. LOE averaged $4.50 per barrel in the quarter, down 39 percent vs. $7.43 per barrel a year ago.

WPX drilled four Williston wells (gross) in the first quarter, consisting of two in the Bakken and two in the Three Forks. All four wells were 3-mile laterals. The drilling time per well averaged 24.9 days. The North Segment 6-5-4HW lateral was drilled in just 18.8 days, which is WPX’s best time in the basin. WPX’s previous record for a 3-mile Williston lateral was 21.6 days.

In March, WPX finished completing the six-well Emma Owner pad in 28 days. Half of the wells were completed with 10-million-pound stimulations. The other half were completed with six-million-pound stimulations. All six of the wells are two-mile laterals.

During initial production, the Emma Owner wells produced a peak rate of 14,985 barrels of oil equivalent per day. The 30-day average for the pad remained very strong at 12,367 Boed.

SAN JUAN BASIN

WPX produces oil in the southern end of the San Juan Basin from the Gallup Sandstone and has a legacy natural gas position in the northern end of the basin, including considerable dry Mancos upside at higher commodity prices. WPX has one rig deployed in the basin.

San Juan Basin production averaged 33.1 Mboe per day in the first quarter, which is 10 percent higher than a year ago. Higher natural gas volumes drove the increase. WPX’s LOE for all of its operations in the basin averaged $4.04 per barrel in the first quarter, down 22 percent vs. $5.16 per barrel a year ago.

WPX drilled seven wells (gross) in the Gallup oil play in the first quarter. Drilling on a six-well pad in the West Lybrook unit commenced in February. Completions on the pad are scheduled to begin in May.

WPX is averaging 7.9 days for 1-mile laterals and 8.6 days for 1.5-mile laterals in the San Juan Basin so far this year. WPX’s best time in the basin for a 1.5-mile lateral to date is 7.5 days.

Additionally, WPX received final approval from the Bureau of Land Management to form the Kimbeto Wash unit. WPX has plans for up to 23 laterals in the unit averaging 7,000 feet per lateral. The company now has six federal units approved in its Gallup development area.

THURSDAY WEBCAST

The company’s next webcast takes place on May 5 beginning at 10 a.m. Eastern. Investors are encouraged to access the event and the corresponding slides at www.wpxenergy.com.

A limited number of phone lines also will be available at (844) 215-3288. International callers should dial (615) 247-5915. The conference identification code is 85604672.

UPCOMING CONFERENCE PRESENTATION

WPX CEO Rick Muncrief is scheduled to speak at the Citi 2016 Global Energy and Utilities Conference on Tuesday, May 10, at 11 a.m. Eastern. Please visit www.wpxenergy.com on the day of the event to confirm the time, see the slides and listen to the presentation.

Form 10-Q

WPX plans to file its first-quarter 2016 Form 10-Q with the Securities and Exchange Commission this week. Once filed, the document will be available on the SEC and WPX websites.

About WPX Energy, Inc.

WPX is an oil-focused energy company with operations in the Permian’s Delaware Basin, the Williston Basin and the San Juan Basin. The company has reshaped its holdings through more than $5 billion of transactions and posted double-digit oil volume growth in each of the past four years.

# # #

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; drilling risks; environmental risks; and political or regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by WPX Energy on its website or otherwise. WPX Energy does not undertake and expressly disclaims any obligation to update the forward-looking statements as a result of new information, future events or otherwise. Investors are urged to consider carefully the disclosure in our filings with the Securities and Exchange Commission, available from us at WPX Energy, Attn: Investor Relations, P.O. Box 21810, Tulsa, Okla., 74102, or from the SEC’s website at www.sec.gov.

WPX Energy, Inc.

Consolidated (GAAP)

(UNAUDITED)

	2015					2016
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	YTD	1st Qtr
Revenues:
Product revenues:
Oil sales	$112	$138	$120	$124	$494	$97
Natural gas sales	41	26	37	34	138	25
Natural gas liquid sales	3	5	6	9	23	5

Total product revenues	156	169	163	167	655	127
Gas management	157	56	35	38	286	31
Net gain (loss) on derivatives	105	(71)	205	179	418	57
Other	2	—	4	1	7	1

Total revenues	420	154	407	385	1,366	216
Costs and expenses:
Lease and facility operating	35	32	34	44	145	42
Gathering, processing and transportation	17	16	17	14	64	16
Taxes other than income	15	16	14	17	62	11
Gas management, including charges for unutilized pipeline capacity	109	58	43	51	261	39
Exploration	7	6	56	16	85	9
Depreciation, depletion and amortization	117	123	136	152	528	152
Impairment of producing properties and costs of acquired unproved reserves	—	—	—	—	—	—
Net (gain) loss on sales of assets	(69)	(208)	(2)	(70)	(349)	(198)
General and administrative	54	53	45	58	210	53
Acquisition costs	—	—	23	—	23	—
Other-net	22	3	8	30	63	2

Total costs and expenses	307	99	374	312	1,092	126
Operating income (loss)	113	55	33	73	274	90
Interest expense	(33)	(32)	(65)	(57)	(187)	(57)
Gain (loss) on extinguishment of debt	—	—	(65)	—	(65)	3
Investment income and other	1	1	—	(4)	(2)	(1)

Income (loss) from continuing operations before income taxes	$81	$24	$(97)	$12	$20	$35
Provision (benefit) for income taxes	29	1	(27)	31	34	35

Income (loss) from continuing operations	$52	$23	$(70)	$(19)	$(14)	$—
Income (loss) from discontinued operations	16	(53)	(160)	(1,515)	(1,712)	(12)

Net income (loss)	$68	$(30)	$(230)	$(1,534)	$(1,726)	$(12)
Less: Net income (loss) attributable to noncontrolling interests	1	—	—	—	1	—

Net income (loss) attributable to WPX Energy, Inc.	$67	$(30)	$(230)	$(1,534)	$(1,727)	$(12)

Less: Dividends on preferred stock	—	—	4	5	9	5

Net income (loss) attributable to WPX Energy, Inc. common stockholders	$67	$(30)	$(234)	$(1,539)	$(1,736)	$(17)

Amounts attributable to WPX Energy, Inc. common stockholders:
Income (loss) from continuing operations	$52	$23	$(74)	$(24)	$(23)	$(5)
Income (loss) from discontinued operations	15	(53)	(160)	(1,515)	(1,713)	(12)

Net income (loss)	$67	$(30)	$(234)	$(1,539)	$(1,736)	$(17)

Summary of Production Volumes (1)
Oil (MBbls)	2,972	2,832	3,123	3,551	12,479	3,774
Natural gas (MMcf)	15,832	14,913	16,901	18,542	66,187	16,820
Natural gas liquids (MBbls)	379	476	733	823	2,412	708
Combined equivalent volumes (MBoe) (2)	5,990	5,794	6,673	7,465	25,922	7,285
Per day volumes
Oil (MBbls/d)	33.0	31.1	33.9	38.6	34.2	41.5
Natural gas (MMcf/d)	176	164	184	202	181	185
Natural gas liquids (MBbls/d)	4.2	5.2	8.0	9.0	6.6	7.8
Combined equivalent volumes (Mboe/d) (2)	66.6	63.7	72.5	81.1	71.0	80.1

(1)	Excludes our Piceance Basin, Powder River Basin and international operations, which were classified as discontinued operations.
(2)	Mboe is converted using the ratio of one barrel of oil, condensate or natural gas liquids to six thousand cubic feet of natural gas.

Realized average price per unit (1)
Oil (per barrel)	$37.69	$48.75	$38.23	$35.14	$39.61	$25.62
Natural gas (per Mcf)	$2.59	$1.76	$2.18	$1.81	$2.08	$1.52
Natural gas liquids (per barrel)	$9.30	$9.81	$8.76	$9.75	$9.39	$7.14

(1)	Excludes our Piceance Basin, Powder River Basin and international operations, which were classified as discontinued operations.

Expenses per Boe (1)
Lease and facility operating	$5.90	$5.54	$5.07	$5.82	$5.59	$5.74
Gathering, processing and transportation	$2.91	$2.65	$2.53	$1.95	$2.48	$2.17
Taxes other than income	$2.45	$2.83	$2.06	$2.26	$2.38	$1.47
Depreciation, depletion and amortization	$19.56	$21.21	$20.37	$20.43	$20.39	$20.93
General and administrative	$8.94	$9.21	$6.72	$7.88	$8.12	$7.34

(1)	Excludes our Piceance Basin, Powder River Basin and international operations, which were classified as discontinued operations.

WPX Energy, Inc.

Reconciliation of Adjusted EPS and EBITDAX (NON-GAAP)

(UNAUDITED)

	2015					2016
(Dollars in millions, except per share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr
Income (loss) from continuing operations attributable to WPX Energy, Inc. available to common stockholders	$52	$23	$(74)	$(24)	$(23)	$(5)

Income (loss) from continuing operations - diluted earnings per share	$0.25	$0.11	$(0.29)	$(0.09)	$(0.10)	$(0.02)

Pre-tax adjustments:
Impairments- exploratory related	$—	$—	$47	$3	$50	$—
Net (gain) loss on sales of assets	$(69)	$(208)	$(2)	$(70)	$(349)	$(198)
Contract termination and early rig release expenses	$26	$—	$—	$5	$31	$—
Accrual for certain future gathering obligations associated with an abandoned area	$—	$—	$—	$23	$23	$—
Costs related to severance and relocation	$8	$7	$1	$(1)	$15	$3
Costs related to acquisition (including loss on acquired debt extinguishment)	$—	$1	$103	$1	$105	$—
Previously capitalized costs expensed following credit facility amendment	$—	$—	$—	$—	$—	$4
Gain on retirement of debt	$—	$—	$—	$—	$—	$(3)
Unrealized MTM (gain) loss	$30	$203	$(50)	$16	$199	$76

Total pre-tax adjustments	$(5)	$3	$99	$(23)	$74	$(118)
Less tax effect for above items	$2	$(1)	$(35)	$7	$(27)	$43
Impact of state deferred tax rate change	$—	$—	$—	$8	$8	$14
Impact of state valuation allowance	$—	$—	$—	$—	$—	$8

Total adjustments, after-tax	$(3)	$2	$64	$(8)	$55	$(53)

Adjusted income (loss) from continuing operations available to common stockholders	$49	$25	$(10)	$(32)	$32	$(58)

Adjusted diluted earnings (loss) per common share	$0.24	$0.12	$(0.04)	$(0.11)	$0.14	$(0.21)

Diluted weighted-average shares (millions)	205.9	206.8	251.2	275.4	234.2	276.1

Adjusted EBITDAX
Reconciliation to net income (loss):
Net income (loss)	$68	$(30)	$(230)	$(1,534)	$(1,726)	$(12)
Interest expense	33	32	65	57	187	57
Provision (benefit) for income taxes	29	1	(27)	31	34	35
Depreciation, depletion and amortization	117	123	136	152	528	152
Exploration expenses	7	6	56	16	85	9

EBITDAX	254	132	—	(1,278)	(892)	241
Accrual for certain future gathering obligations associated with an abandoned area	—	—	—	23	23	—
Net (gain) loss on sales of assets	(69)	(208)	(2)	(70)	(349)	(198)
RKI acquisition costs and loss on extinguishment of acquired debt	—	1	87	—	88	—
Net (gain) loss on derivatives	(105)	71	(205)	(179)	(418)	(57)
Net cash received (paid) related to settlement of derivatives	135	132	155	195	617	133
(Income) loss from discontinued operations	(16)	53	160	1,515	1,712	12

Adjusted EBITDAX	$199	$181	$195	$206	$781	$131

WPX Energy, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three months ended March 31,
	2016	2015
	(Millions, except per share amounts)
Revenues:
Product revenues:
Oil sales	$97	$112
Natural gas sales	25	41
Natural gas liquid sales	5	3

Total product revenues	127	156
Gas management	31	157
Net gain (loss) on derivatives	57	105
Other	1	2

Total revenues	216	420

Costs and expenses:
Lease and facility operating	42	35
Gathering, processing and transportation	16	17
Taxes other than income	11	15
Gas management, including charges for unutilized pipeline capacity	39	109
Exploration	9	7
Depreciation, depletion and amortization	152	117
Net (gain) loss on sales of assets	(198)	(69)
General and administrative	53	54
Other - net	2	22

Total costs and expenses	126	307

Operating income (loss)	90	113
Interest expense	(57)	(33)
Investment income and other	2	1

Income (loss) from continuing operations before income taxes	35	81
Provision (benefit) for income taxes	35	29

Income (loss) from continuing operations	—	52
Income (loss) from discontinued operations	(12)	16

Net income (loss)	(12)	68
Less: Net income (loss) attributable to noncontrolling interests	—	1

Net income (loss) attributable to WPX Energy, Inc.	(12)	67
Less: Dividends on preferred stock	5	—

Net income (loss) attributable to WPX Energy, Inc. common stockholders	$(17)	$67

Amounts attributable to WPX Energy, Inc. common stockholders:
Income (loss) from continuing operations	$(5)	$52
Income (loss) from discontinued operations	(12)	15

Net income (loss)	$(17)	$67

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$(0.02)	$0.26
Income (loss) from discontinued operations	(0.04)	0.07

Net income (loss)	$(0.06)	$0.33

Basic weighted-average shares (millions)	276.1	204.1
Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$(0.02)	$0.25
Income (loss) from discontinued operations	(0.04)	0.07

Net income (loss)	$(0.06)	$0.32

Diluted weighted-average shares (millions)	276.1	205.9

WPX Energy, Inc.

Consolidated Balance Sheets

(Unaudited)

	March 31, 2016	December 31, 2015
	(Millions)
ASSETS
Current assets:
Cash and cash equivalents	$11	$38
Accounts receivable, net of allowance of $6 million as of March 31, 2016 and December 31, 2015	190	300
Derivative assets	240	308
Inventories	42	46
Assets classified as held for sale	1,056	178
Other	24	23

Total current assets	1,563	893
Properties and equipment (successful efforts method of accounting)	8,551	8,415
Less: Accumulated depreciation, depletion and amortization	(2,047)	(1,893)

Properties and equipment, net	6,504	6,522
Derivative assets	41	51
Other noncurrent assets	32	927

Total assets	$8,140	$8,393

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$220	$278
Accrued and other current liabilities	223	301
Liabilities associated with assets held for sale	275	140
Current portion of long-term debt, net	304	1
Derivative liabilities	7	13

Total current liabilities	1,029	733
Deferred income taxes	505	465
Long-term debt, net	2,746	3,189
Derivative liabilities	18	2
Asset retirement obligations	100	99
Other noncurrent liabilities	227	370
Equity:
Stockholders’ equity:
Preferred stock (100 million shares authorized at $0.01 par value; 7 million shares issued at March 31, 2016 and December 31, 2015)	339	339
Common stock (2 billion shares authorized at $0.01 par value; 276.7 million shares issued at March 31, 2016 and 275.4 million shares issued at December 31, 2015)	3	3
Additional paid-in-capital	6,156	6,164
Accumulated deficit	(2,983)	(2,971)

Total stockholders’ equity	3,515	3,535

Total liabilities and equity	$8,140	$8,393

WPX Energy, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Three months ended March 31,
	2016	2015
	(Millions)
Operating Activities
Net income (loss)	$(12)	$68
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	161	216
Deferred income tax provision (benefit)	34	4
Provision for impairment of properties and equipment (including certain exploration expenses)	9	15
Amortization of stock-based awards	7	9
Gain on extinguishment of debt	(3)	—
Net gain on sales of domestic assets and international interests	(198)	(110)
Cash provided (used) by operating assets and liabilities:
Accounts receivable	117	110
Inventories	4	(3)
Margin deposits and customer margin deposits payable	2	8
Other current assets	—	(5)
Accounts payable	(26)	(90)
Income taxes payable	(33)
Accrued and other current liabilities	(131)	(62)
Accrued liabilities for retained transportation and gathering contracts related to discontinued operations	(10)	—
Changes in current and noncurrent derivative assets and liabilities	96	30
Other, including changes in other noncurrent assets and liabilities	(1)	4

Net cash provided by operating activities (a)	16	194

Investing Activities
Capital expenditures(b)	(185)	(480)
Proceeds from sales of domestic assets and international interests	281	563
Other	(1)	4

Net cash provided by (used in) investing activities (a)	95	87

Financing Activities
Proceeds from common stock	1	2
Dividends paid on preferred stock	(5)	—
Borrowings on credit facility	370	181
Payments on credit facility	(460)	(461)
Payments for retirement of debt	(48)	—
Payments for credit facility amendment and fees	(3)	—
Other	7	9

Net cash provided by (used in) financing activities	(138)	(269)

Net increase (decrease) in cash and cash equivalents	(27)	12
Cash and cash equivalents at beginning of period	38	70

Cash and cash equivalents at end of period	$11	$82

(a) Includes amounts related to discontinued operations.
(b) Increase to properties and equipment	$(170)	$(297)
Changes in related accounts payable and accounts receivable	(15)	(183)

Capital expenditures	$(185)	$(480)